OFFICE OF THRIFT SUPERVISION
                    Washington, DC  20552


                          FORM 10-Q


     [x] QUARTERLY REPORT UNDER SECTION 13 OR 15(d)OF THE
               SECURITIES EXCHANGE ACT OF 1934

        For the quarterly period ended March 31, 1997

                              OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR
         15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 For the transition period from ____________ to ____________

       Office of Thrift Supervision Docket Number: 1872

                AMERICAN FEDERAL BANK, F.S.B.
    (Exact Name of Registrant as Specified in its Charter)


           United States                      57-0162590
    (State or other jurisdiction           (I.R.S. employer
 of incorporation or organization)       identification no.)

                     Post Office Box 1268
                    300 East McBee Avenue
              Greenville, South Carolina 29602
           (Address Of Principal Executive Offices)
                          (Zip Code)

                       (864) 255-7000
     (Registrant's Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

           (1)   YES      X           NO


Indicate the number of shares outstanding for the issuer's classes of common stock, as of the latest practical date, April 30, 1997.

  $1.00 par value of common stock         11,050,435 shares
              (Class)                       (Outstanding)


              American Federal Bank, FSB and Subsidiaries
                           Table of Contents

Part I - Financial Information

Item
                                                               Page
  1.  Financial Statements (Unaudited):

      Consolidated Balance Sheets as of March 31, 1997
        and December 31, 1996                                   3

      Consolidated Statements of Operations for the Three
        Month Periods Ended March 31, 1997 and 1996             4

      Consolidated Statements of Cash Flows for the Three
        Month Periods Ended March 31, 1997 and 1996             5

      Notes to Consolidated Financial Statements                6

  2.  Management's Discussion and Analysis:

      Comparison of Operating Results for the Three Month
       Period Ended March 31, 1997 and 1996                    9

      Nonperforming Assets                                     10

      Changes in Financial Condition from December 31, 1996
        to March 31, 1997                                      11

      Liquidity and Capital Resources                          11

      Accounting and Reporting Changes                         11

      Impact of Inflation and Changing Prices                  11

Part II - Other Information

Items

  1.  Legal Proceedings                                        12
  2.  Changes in Securities                                    12
  3.  Default upon Senior Securities                           12
  4.  Submission of Matters to a Vote of Securities            12
  5.  Other Materially Important Events                        12
  6.  Exhibits and Reports on Form 8K                          12

Signatures                                                     13

  Exhibit 11                                                   14






American Federal Bank, FSB and Subsidiaries
Consolidated Balance Sheets (Unaudited)


                                              March 31,   December 31,
                                                 1997         1996
                                                   (In thousands)
           Assets

Cash                                        $    35,857      38,115
Short-term interest-bearing deposits             26,001      51,979
Securities available for sale
 (amortized cost of $340,787 at March 31,
  1997 and $338,987 at December 31, 1996)       342,829     342,341
Loans receivable,(net of allowance of
$11,228 at March 31, 1997 and
$10,710 at December 31, 1996)                   854,851     837,855
Real Estate                                         517         954
Accrued interest receivable                       9,009       8,669
Federal Home Loan Bank stock, at cost             7,717       8,290
Premises and equipment, net                      17,371      17,555
Other assets                                     12,763      12,642

                                            $ 1,306,915   1,318,400

   Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                  $   999,516     986,780
  Federal Home Loan Bank advances                70,601      87,001
  Other borrowed money                           98,532     110,258
  Drafts outstanding                              9,279      10,231
  Other liabilities                              11,514       8,538

     Total liabilities                        1,189,442   1,202,808

Stockholders' equity:
  Serial preferred stock no par value;
    authorized 10,000,000 shares; none
    outstanding at March 31,
    1997 or December 31, 1996                       -           -
  Common stock $1.00 par value; authorized
    50,000,000 shares; issued and outstanding
    11,034,585 at March 31, 1997 and
    10,975,535 at December 31, 1996              11,035      10,976
  Additional paid-in capital                     54,306      53,811
  Unrealized gain on securities available
    for sale, net of income taxes                 1,247       2,048
  Retained income, restricted                    50,885      48,757
    Total stockholders' equity                  117,473     115,592

                                            $ 1,306,915   1,318,400



American Federal Bank, FSB and Subsidiaries
Consolidated Statements of Operations (Unaudited)

                                         Three months ended March 31,
                                            1997            1996
                                        (In thousands, except earnings
                                                per share data)
Interest income:
 Loans                                    $ 19,363         18,634
 Mortgage-backed securities                  4,967          6,728
 Other interest and dividends                1,371            301
                                            25,701         25,663
Interest expense:
  Deposits                                   8,918          9,536
  Borrowings:
    Short-term borrowed funds                2,319          2,571
    Long-term borrowed funds                   323            610
                                            11,560         12,717

  Net interest income                       14,141         12,946

Provision for loan losses                      888            722
  Net interest income after provision
   for loan losses                          13,253         12,224

Noninterest income:
  Loan fees and late charges                   368            446
  Service fees on deposits                   2,865          2,384
  Insurance commissions, fees and
     premiums                                  458            454
  Other                                        351            236
  Net gain on Loans receivable                  15              3
                                             4,057          3,523
Noninterest expenses:
  Compensation and fringe benefits           5,295          4,943
  Net occupancy                              2,050          1,791
  Advertising                                  321            318
  Federal insurance premiums                    33            515
  Other                                      1,978          1,480
                                             9,677          9,047
Net income before income taxes               7,633          6,700

Income taxes                                 2,863          2,345
Net income                                 $ 4,770          4,355


Dividends paid per common share            $   .12            .07

Earnings per common shares                 $   .42            .38

Weighted average common shares
 Primary                                    11,241         11,448
 Fully diluted                              11,256         11,448



American Federal Bank, FSB and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

                                                  Three months ended
                                                       March 31,
                                                    1997      1996
                                                   (In thousands)
Cash flows from operating activities:
Net income                                        $ 4,770     4,355
Adjustments not affecting cash and cash
 equivalents:
  Provision for losses on loans and real estate       952       792
  Depreciation and amortization of leasehold
    improvements                                      399       370
  Amortization of intangibles                         163       162
  Accretion of discount on loans acquired            (59)      (77)
  Other amortization and accretion                  1,077     1,251
  (Gain) loss on sale of assets                      (94)         5
  Loans held for sale:
    Originations                                  (1,370)         -
    Sales                                           1,385         -
  Other items, net                                  3,437     1,417
  Net cash provided by operating activities        10,660     8,275

Cash flows from investing activities:
Purchases of investment securities                (8,995)   (4,298)
Mortgage-backed securities:
  Purchases                                      (12,199)  (25,872)
  Sales                                             1,080     3,826
  Principal repayments                             18,553    21,409
(Increase) decrease in loans receivable, net     (19,558)     2,376
Real estate sales, net                                868        51
Increase in premises and equipment, net             (215)     (467)
  Net cash used by investing activities          (20,466)   (2,975)

Cash flows from financing activities:
Increase in demand accounts                        22,441    18,267
(Decrease) in certificate accounts                (9,705)     (569)
Repayments of long-term advances                      -    (10,000)
(Decrease) in short-term FHLB advances           (16,400)  (35,000)
Increase (decrease) in short-term borrowed money (11,726)    23,330
(Decrease) in drafts outstanding                    (952)   (2,971)
Dividends on common stock                         (2,642)   (1,857)
Proceeds from sale of common stock                    554        98
  Net cash used by financing activities          (18,430)   (8,702)

Net decrease in cash and cash equivalents        (28,236)   (3,402)

Cash and cash equivalents at beginning of period   90,094    53,042

Cash and cash equivalents at end of period       $ 61,858    49,640

Supplemental information:
  Interest paid                                  $ 11,569    12,643
  Taxes paid                                        1,100     1,685

Supplemental schedule of non-cash transactions:
  Transfer from loans receivable to real estate
    acquired in settlement of loans                   421       133
  Unrealized gain (loss) on securities                801   (2,447)


See accompanying notes to consolidated financial statements.


American Federal Bank, FSB and Subsidiaries
Notes to Consolidated Financial Statements

(1)  Basis of Presentation
     The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for fair presentation of the interim consolidated financial statements have been included. The results of operations for the period ended March 31, 1997 are not necessarily indicative of the results which may be expected for the entire fiscal year.

    The unaudited consolidated financial statements should be read in conjunction with the audited financial statements and related notes thereto, included in the American Federal Bank, FSB (the "Bank" or "American Federal") 1996 Annual Report to Shareholders.

     Principles of Consolidation
    The accompanying unaudited consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries, American Service Corporation of S.C. ("ASC") and Finance South, Inc. The principal business activities of the subsidiaries are real estate sales, mortgage loan originations and consumer finance. In consolidation all significant intercompany items and transactions have been eliminated.

(2)  Affiliation with CCB Financial Corporation

     On February 18, 1997, the Bank announced that a definitive agreement had been reached with CCB Financial Corporation (CCB), headquartered in Durham, North Carolina. The terms of the agreement provided that CCB will issue .445 shares of common stock for each share of Bank common stock outstanding at the closing date. This transaction will be accounted for as a tax-free pooling of interests.

     The merger is subject to regulatory authority and shareholder approval. It is expected to be completed by the third quarter of 1997.


(3) Securities Available for Sale
    Securities, net are summarized as follows (in thousands):

                                      March 31, 1997
                                          Gross      Gross
                            Amortized   Unrealized Unrealized  Market
                               Cost       Gains      Losses    Value
Mortgage-backed securities:
 Adjustable rate              $143,152    2,341        -     145,493
 5 and 7 year balloons          17,934       64     (226)     17,772
 15 and 30 year                139,408      805   (1,130)    139,083
Securities and obligations
  of U.S. government agencies
  and corporations              40,293      308     (120)     40,481
                              $340,787    3,518   (1,476)    342,829

                                      December 31, 1996
                                          Gross      Gross
                            Amortized   Unrealized Unrealized  Market
                               Cost       Gains      Losses    Value
Mortgage-backed securities:
 Adjustable rate              $155,020    2,239      (40)    157,219
 5 and 7 year balloons          19,013      113        -      19,126
 15 and 30 year                133,652    1,241     (712)    134,181
Securities and obligations
  of U.S. government agencies
  and corporations              31,302      513        -      31,815
                              $338,987    4,106     (752)    342,341

    Included above at March 31, 1997 and at December 31, 1996, are $27.9 million and $20.1 million, respectively, of securities which qualify as a liquidity item under the Office of Thrift Supervision ("OTS") liquidity requirements.


American Federal Bank, FSB and Subsidiaries
Notes to Consolidated Financial Statements

(4)  Loans Receivable, Net
     Classification of loans receivable, net is presented below:

                                              March 31,  December 31,
                                                 1997        1996
                                                  (In thousands)
Mortgage loans:
     Conventional loans:
       Residential (1-4 family units)         $ 236,447     233,382
       Non-residential and multi-family         133,559     133,975
     Construction loans                          47,135      40,339
     Whole loans and participations purchased    21,236      21,716
                                                438,377     429,412
Other loans:
     Consumer loans                             298,670     294,130
     Equity lines of credit                      49,713      48,457
     Commercial loans                           105,304     100,100
                                                453,687     442,687
Less:
     Unearned discounts                           3,360       3,648
     Loans acquired through merger                  645         705
     Loans purchased or originated                1,137         902
     Allowance for loan losses                   11,228      10,710
     Undisbursed loans in process                20,843      18,279
                                                 37,213      34,244
                                              $ 854,851     837,855


     The following is a reconciliation of the allowance for loan losses.

                                         Three Months ended March 31,
                                                 1997        1996
                                                 (In thousands)
  Beginning balance                            $ 10,710      10,234
  Provision                                         888         722
  Loans written-off                               (469)     (1,169)
  Recoveries                                         99         461
  Ending balance                               $ 11,228      10,248


     The Bank had outstanding commitments to originate residential mortgage loans at March 31, 1997 as follows (in thousands):


      Fixed-rate from 7.00% to 9.625%       $2,665

      Adjustable-rate from 6.875% to 7.50%     743

     Unused consumer lines of credit of $76.5 million and $74.3 million were outstanding at March 31, 1997 and December 31, 1996, respectively. The Bank was committed to $28.4 million of commercial loans and lines of credit at March 31, 1997.

     The Bank services real estate loans for others which are not included in the accompanying consolidated financial statements. The total amount of loans serviced for others was approximately $163.2 million and $168.2 million at March 31, 1997 and December 31, 1996, respectively.

     At March 31, 1997, the majority of the loan portfolio was secured by collateral located in the state of South Carolina and there were no significant concentrations of loans in any type of industry, type of property or to one borrower.





American Federal Bank, FSB and Subsidiaries
Notes to Consolidated Financial Statements

(5)  Deposits
     A summary of deposit accounts by type with weighted average rate follows:

                                 March 31, 1997    December 31, 1996
                               Balance     Rate    Balance     Rate
                                     (Dollars in thousands)
Demand accounts:
     Passbook                 $ 90,552    2.47%  $ 84,987     2.47%
     NOW                       203,974    1.11    188,560     1.18
     Money market demand       103,654    2.73    105,178     2.72
     Commercial                 40,073     -       37,087       -
                               438,253    1.67    415,812     1.73
Certificate accounts:
     Fixed rate                491,697    5.14    496,281     5.19
     Variable rate              69,566    4.91     74,687     4.92
                               561,263    5.11    570,968     5.16
                              $999,516    3.60%  $986,780     3.71%

Certificate accounts by maturity consisted of:

                               March 31,
                                 1997
                            (In thousands)
0 months to 6 months          $296,009
6 months to 12 months          171,258
12 months to 24 months          50,999
24 months to 36 months          20,760
Over 36 months                  22,237
                              $561,263

 (6) Capital
    The Bank's actual capital and ratios, those required by the Bank's primary regulator, the OTS, as well as those required in order to be considered well capitalized according to the Prompt Corrective Action Provisions are presented in the following table.
                                                         To Be Well
                                        For Capital  Capitalized Under
                                          Adequacy   Prompt Corrective
                            Actual        Purposes   Action Provisions
                       Amount    Ratio    Amount Ratio    Amount Ratio
                                  (Dollars in thousands)
As of March 31, 1997:
Tangible capital
 (to Total Assets)     $108,435    8.36% $19,466   1.50%  $   -     -  %
Core capital
 (to Total Assets)      108,435    8.36   38,932   3.00    64,888  5.00
Tier 1 Capital
 (to Risk-based Assets) 108,435   13.56       -     -      47,982  6.00
Risk-based capital
 (to Risk-based Assets) 118,443   14.81   63,976   8.00    79,970 10.00

 (7) Subsequent Events

     Early in the second quarter, the Bank sold the consumer finance portfolio and office operations of its subsidiary, Finance South. The $14.3 million portfolio represented approximately 1% of total assets. The proceeds will be directed to support growth of banking operations.




American Federal Bank, FSB and Subsidiaries
Management's Discussion and Analysis

Comparison of Operating Results for the Three Month Periods Ended
March 31, 1997 and 1996

     General. American Federal earned $4.8 million in the first quarter of 1997 compared with $4.4 million in the same 1996 quarter. In 1997 net interest income and noninterest income increased $1.2 million and $534,000, respectively, while the provision for loan losses and noninterest expenses were $166,000 and $630,000 higher, respectively.

     Net Interest Income. Net interest income for the quarter ended March 31, 1997 was $14.1 million, an increase of $1.2 million or 9.2% compared to the same period in 1996. Average interest-earning assets decreased $8.5 million to $1.26 billion while average interest-bearing liabilities decreased $23.3 million to $1.15 billion. A 42 basis point improvement in interest rate spread on the Bank's assets and liabilities contributed to a 45 basis point increase in the net yield on earning assets to 4.55%. Despite lower interest rates, the yield on average interest earning assets increased to 8.26%. The cost of interest bearing liabilities decreased 29 basis points to 4.08% as a result of changes in mix and lower deposit rates.

     Interest Income. Total interest income for the first quarter of 1997 was $25.7 million, comparable to the first quarter of 1996, despite selling the Bank's $33.0 million credit card portfolio during the fourth quarter of 1996. Increased levels of consumer and commercial lending, which are traditionally higher yielding assets, offset the decrease in overall earning assets.

     Average balances of consumer loans and commercial business loans increased $22.0 million and $20.1 million, respectively. The growth in consumer loans resulted from higher customer demand for retail products. The higher demand also produced a $15.4 million increase in average balances of consumer checking accounts.

     Average loans were $857.7 million, an increase of $43.7 million and average Mortgage-backed securities were $310.7 million a decrease of $125.7, compared with the same 1996 period. The yield on average interest-earning assets increased 13 basis points compared to the first quarter of 1996. The yield on loans decreased 5 basis points to 9.16%, and mortgage-backed securities increased 28 basis points to 6.48%.

     Interest Expense. For the quarter ended March 31, 1997, interest expense was $11.6 million, a decrease of $1.2 million or 9.1% compared with the same period in 1996. Overall, the average cost of interest-bearing liabilities decreased 29 basis points to 4.08%. Average deposit costs decreased 27 basis points to 3.83% while other borrowing costs decreased 16 basis points to 5.28%. The decrease in deposit cost was the result of lower market rates and a change in the mix of total deposit balances toward lower-rate account types. Other borrowing costs decreased due to lower short-term borrowing rates.

     Average interest-bearing liabilities were $1.15 billion, a decrease of $23.3 million, or 2.0% in the first quarter of 1997. Average interest-bearing deposits were $945.0 million, an increase of $9.0 million or 1.0%, and average FHLB advances and other borrowings were $203.0 million, a decrease of $32.3 million or 13.7%, compared to the same 1996 period.

     Provision for Loan Losses. For the first quarter of 1997, the provision for loan losses was $888,000, a $166,000 increase compared with the same period in 1996. Net charge-offs were $370,000. The provision exceeded net charge-offs by $518,000, causing the allowance for loan losses to increase to 1.30% of total loans at March 31, 1997 from 1.26% at December 31, 1996. (For additional discussion see "Nonperforming Assets.")

     Management considers the allowance for loan losses to be adequate based upon its current evaluation and analysis of the loan portfolio. Adjustments to the allowance may be necessary if economic conditions differ significantly from the assumptions used in making the evaluations.

     Noninterest Income. Noninterest income increased $534,000 or 15.2% in the first quarter of 1997 primarily as a result of increases in service fees on deposits of $481,000, or 20.2%. The increase in service fees on deposits resulted primarily from a 6% increase in the number of checking accounts over March 1996 levels and from increased usage of the Banks debit card services. Increases in noninterest income nearly matched increases in noninterest expense, improving the Bank's efficiency ratio to 53.56%.

     Noninterest Expenses. Noninterest expense increased $630,000 for the first quarter of 1997 compared to the same period in 1996. Compensation and fringe benefits increased $352,000 or 7.1% and net occupancy costs increased $259,000 primarily a result of higher maintenance costs. Other noninterest expense increased $498,000 to $2.0 million due in part to costs associated with a successful consumer loan promotion. Increased expenses for the quarter were partially offset by lower deposit insurance premiums.

     Income Taxes. Income taxes for the 1997 period were $2.9 million, a $518,000 increase compared to the same period in 1996. The increased tax resulted primarily from higher pre-tax earnings.

American Federal Bank, FSB and Subsidiaries
Management's Discussion and Analysis

Nonperforming Assets

     All loans are classified as non-accrual for purposes of income recognition at the time the collection of the principal becomes uncertain. In addition, business loans and commercial real estate loans are placed on non-accrual at the date the loan becomes 60 days past due; and residential mortgage loans and consumer loans are generally placed on non-accrual at the date they become 90 days past due. All loans are placed in non-accrual status when foreclosure action is commenced. A loan remains in non-accrual status until the factors which indicate doubtful collectability no longer exist, or until the loan is determined to be uncollectable and is charged off against the allowance for loan losses.

     American Federal's nonperforming assets as of March 31, 1997 and December 31, 1996 are shown in the following table.

                                           March 31,    December 31,
                                              1997          1996
                                            (Dollars in thousands)
Loans on non-accrual:
  Mortgage                                   $ 2,016        1,880
  Commercial                                   1,132        1,271
  Consumer                                     1,241        1,330
  Total non-accrual loans                      4,389        4,481
Other nonperforming loans (1)                    821          838
  Total nonperforming loans                    5,210        5,319
Other nonperforming assets (2)                   601        1,051
  Total nonperforming assets                 $ 5,811        6,370

Percentage of total assets                      .44%          .48

Percentage of nonperforming loans and other
 nonperforming assets to total loans and
 other nonperforming assets                     .67%          .75

_________________
(1) Includes current loans accruing at below market rates of interest.

(2) Consisting primarily of real estate acquired in settlement of loans of $517,000 and $954,000 at March 31, 1997 and December 31,
1996, respectively.

     Total nonperforming assets decreased $559,000 million or 8.8% during the first quarter of 1997. There are no loans over $1.0 million classified as nonperforming. During the quarter, non-accruing commercial declined $139,000, while residential mortgage loans increased $136,000. The Bank has historically experienced little loss on residential loans.

     Real estate acquired in settlement of loans was $517,000 at March 31, 1997 a decrease of $437,000 from year-end 1996. All real estate acquired in settlement of loans is carried at the lower of cost or fair market value less the cost to sell.

     At March 31, 1997, the allowance for loan losses increased to $11.2 million an increase of $518,000 compared to December 31, 1996. At March 31, 1997, the allowance amounted to 1.30% of loans outstanding, compared to 1.26% at December 31, 1996. Management considers the allowance for loan losses to be adequate based upon its current judgment, evaluation, and analysis of the loan portfolio.


American Federal Bank, FSB and Subsidiaries
Management's Discussion and Analysis

Changes in Financial Condition from December 31, 1996 to March 31,
1997

     Total assets at March 31, 1997 were $1.31 billion, a decrease of $11.5 million from December 31, 1996.

     During the first three months of 1997, the Bank increased loans receivable by $17.0 million, utilizing funds provided from a $26.0 million reduction in short-term interest-bearing deposits.

     Deposits increased $12.7 million to $999.5 million while borrowings were reduced $28.1 million to $169.1 million. At March 31, 1997, stockholders' equity was $117.5 million or 8.99% of total assets.

Liquidity and Capital Resources

     Liquid assets were approximately $61.9 million at March 31, 1997. In addition, the Bank had $27.9 million of investment securities that qualify as liquidity for regulatory purposes. The combination substantially exceeded the OTS liquidity requirement of 5% of net withdrawable deposits and short-term borrowings. The Bank also had sufficient collateral to support approximately $141.6 million in additional FHLB advances and short-term borrowings.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements, related notes, and other financial information presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.


American Federal Bank, FSB and Subsidiaries
Part II Other Information

Item 1 Legal Proceedings
     The Bank from time to time and currently is involved as plaintiff or defendant in various legal actions incident to its business. Any adverse decision is not believed to be material, either individually or collectively, to the consolidated financial condition of the Bank.

     In addition to actions in the normal course of business, in 1995 the Bank filed a claim against the United States in the Court of Federal Claims. The complaint seeks compensation for goodwill taken by the government as a result of enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The goodwill arose from acquisitions in 1982. It is difficult to determine what the outcome of this litigation might be, or when any potential benefit might occur.

Item 2 Changes in Securities
     None

Item 3 Default Upon Senior Securities
     Not Applicable

Item 4 Submission of Matters to a Vote of Security Holders
     The Bank held its 1997 Annual Meeting of Stockholders (1997
Annual Meeting) on April 23, 1997, for the approval of the following proposals:

     (1) Election of directors. At the 1997 Annual Meeting, the following nominees were elected to serve until the Annual Meeting of Stockholders in 2000.

          The vote was as follows:
                                                  Broker
Nominees                      For     Withheld    Nonvotes
William L. Abercrombie     9,989,821    25,039    Not Available
Blake P. Garrett           9,988,603    26,257    Not Available

    (2) Election of KPMG Peat Marwick LLP as independent accountants of the Bank. The vote on the proposal was as follows:

                    Votes for                 9,984,257
                    Votes against                 5,195
                    Votes abstained              25,408
                    Broker nonvotes       Not Available


Item 5 Exhibits and Reports of Form 8-K
    (1) Exhibit 11. Statement regarding the computation of earnings per share.

    (2) A current report on From 8K was filed on February 24, 1997 announcing the execution of a definitive merger agreement between CCB Financial Corporation and American Federal Bank, FSB.



                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


May 13, 1997                   By: /s/ William L. Abercrombie, Jr.
   Date                            William L. Abercrombie, Jr.
                                   President and Chief
                                   Executive Officer


May 13, 1997                  By:  /s/ Michael A. Trimble
    Date                           Michael A. Trimble
                                   Principal Financial Officer


May 13, 1997                  By:  /s/ Robert A. Lea
    Date                           Robert A. Lea
                                   Principal Accounting Officer


Exhibit 11

Earnings per share calculation for the three months ended March 31, 1997 (Proceeds and number of shares in thousands)

                                                           Number of
                                     Proceeds                shares
Primary earnings per share:

Weighted average number of shares of
  common stock outstanding for the
  period                                                     11,002

Average options outstanding          $ 4,423                    418
                                                             11,420
Assumed repurchase for treasury at
  average market value                (4,423)                  (179)
                                     $  -                    11,241


Net income                                                  $ 4,770

Earnings per share                                          $   .42